Exhibit 99

The Middleton Doll Company Reports Second Quarter Results

WAUKESHA, Wis.--(BUSINESS WIRE)--The Middleton Doll Company (OTCBB:DOLL) today reported results for the second quarter and six months ended June 30, 2008.

Second Quarter Highlights

  The company reported a consolidated net loss of $722,446 or $0.19 per diluted share for the second quarter of 2008, compared to a net loss of $747,930 or $0.20 per diluted share for the second quarter of 2007.
  The consumer products segment reported a net loss of $606,572 for the second quarter of 2008, compared to a net loss of $647,612 for the same period in the prior year. Gross profit was 25.1% of consumer products net sales in the second quarter of 2008, compared to 26.1% of consumer products net sales in the second quarter of 2007.
  The financial services segment reported net income of $10,250 for the second quarter of 2008, compared to net income of $38,838 for the comparable prior period.

First Half 2008 Highlights

  The company reported a consolidated net loss of $1,521,591 or $0.40 per diluted share for the first half of 2008, compared to a net loss of $1,595,605 or $0.42 per diluted share for the same period in 2007.
  The consumer products segment reported a net loss of $1,266,092 for the first half of 2008, compared to a net loss of $1,391,609 for the first half of 2007. Gross profit was 26.5% of consumer products net sales in the first half of 2008, compared to gross profit of 27.3% of consumer products sales in the first half of 2007.
  The financial services segment reported a net loss of $3,250 for the first half of 2008, compared to net income of $79,166 for the same period in 2007.

Operations Review

“Sales of consumer products increased 16.8% in the second quarter of 2008, driven by higher sales in our License Products, Inc. subsidiary. However, the consumer products segment continues to incur net losses and negative cash flows from operating activities,” said Salvatore L. Bando, president and chief executive officer of The Middleton Doll Company.

Sales of the company’s Lee Middleton Original Dolls were $956,088, a decrease of $142,181 from the second quarter of 2007. Sales of clocks and other décor items marketed by License Products, Inc. were $1,669,223, an increase of $519,340 from the second quarter of 2007.

Bando said sales of the Lee Middleton Artist Studio Collection of collectible dolls and accessories declined approximately $273,000 in the second quarter of 2008 compared to the same period in 2007. Sales of the “Playbabies” line, which includes dolls for each stage of a young girl’s development, increased approximately $245,000, primarily due to a one-time special order. Sales of the “Middleton NOW” line of collector-quality contemporary dolls decreased approximately $100,000 in the second quarter.

“The second quarter is typically a slower period for Lee Middleton Original Dolls. In addition, this year our dealers and individual store owners are experiencing declining sales due to the slowing economy. The increase in sales at License Products, Inc. was due primarily to the introduction of new clock styles and home décor products that generated increased orders for two spring promotional store rollouts,” said Bando.

Preferred Stock Redemption

“The company did not have sufficient legally available funds to redeem the preferred stock on the redemption date of July 1, 2008. Since the preferred stock was not redeemed on that date, the company is now obligated to redeem the preferred stock as soon as it has legally available funds for the redemption. Dividends continue to accrue and be payable at the interest rate applicable prior to July 1, 2008, which was 5.37%. The holders of the preferred stock have the right to elect a majority of the Board of Directors if at any time accumulated dividends equal to at least two full years’ dividends are due and unpaid,” said Bando.

“We continue to actively pursue various alternatives to address all of the company’s financial obligations, including the redemption of the preferred stock. These alternatives could include a financing transaction, disposition of assets, recapitalization of the company or a strategic business combination. Based on current projections and absent any adverse factors outside of the company’s control, we anticipate that the cash that will be generated from additional asset sales and existing operations, together with existing cash balances and other potential sources of financing such as the loan agreements the company entered into during 2007, should be sufficient to provide the necessary cash to meet operating and working capital requirements through June 30, 2009,” said Bando.

About The Middleton Doll Company

The Middleton Doll Company currently operates in two segments, consumer products and financial services. The company's consumer products segment is comprised of Lee Middleton Original Dolls, Inc., a designer and marketer of lifelike collectible and play dolls, and License Products, Inc., which does business as FirsTime Manufactory, a designer and marketer of clocks and home décor products that are sold to major national retailers. The company's financial services segment is comprised primarily of the remaining assets of the lending and real estate leasing business of its former subsidiary, Bando McGlocklin Small Business Lending Corporation, now owned by Lee Middleton Original Dolls. Beginning on January 4, 2006, the financial services segment began selling substantially all of its loans, loan participations and leased real estate properties. The company does not intend to continue in the financial services segment after the remaining financial services segment’s assets are sold.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include: the ability of the company to continue as a going concern; the ability of the company to redeem the outstanding preferred stock; the degree of success of the strategy to reduce expenses and to increase revenue in the consumer products segment; the declining demand for collectible dolls in the consumer products segment; the ability of the company to provide the necessary cash to meet operating and working capital requirements; and the timing of sales and the selling prices of the remaining assets of the financial services segment.

The Middleton Doll Company news releases
are available on-line 24 hours a day at:
http://www.middletondollcompany.com

The Middleton Doll Company
(OTCBB:DOLL)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
STATEMENTS OF OPERATIONS BY SEGMENT
Consumer Products:
Net sales	$2,625,311	$2,248,152	$5,061,716	$4,425,703
Cost of sales	1,965,911	1,662,125	3,720,801	3,218,830
Gross profit	659,400	586,027	1,340,915	1,206,873
Other expenses (income):
Operating expenses	1,278,233	1,283,278	2,635,877	2,707,749
Other income	(12,261)	(49,639)	(28,870)	(109,267)
Total other expenses	1,265,972	1,233,639	2,607,007	2,598,482

Net consumer products segment loss	$(606,572)	$(647,612)	$(1,266,092)	$(1,391,609)

Financial Services:
Net rental/interest income:
Interest on loans	$-	$284	$-	$1,297
Rental income	-	47,870	2,200	93,725
Total net rental/interest income	-	48,154	2,200	95,022
Other income:
Other income	23,630	6,006	25,320	11,580
Other expenses:
Depreciation expense on leased properties	-	9,820	-	19,640
Other operating expenses	13,380	5,502	30,770	7,796
Total other expenses	13,380	15,322	30,770	27,436

Net financial services segment income (loss)	$10,250	$38,838	$(3,250)	$79,166

TOTAL COMPANY
Net income (loss)
Consumer Products	$(606,572)	$(647,612)	$(1,266,092)	$(1,391,609)
Financial Services	10,250	38,838	(3,250)	79,166
Interest related to preferred stock	(126,124)	(139,156)	(252,249)	(278,312)
Preferred stock redemption expense	-	-	-	(4,850)
Income tax expense	-	-	-	-

Net loss applicable to common shareholders	$(722,446)	$(747,930)	$(1,521,591)	$(1,595,605)

Basic and diluted loss per common share	$(0.19)	$(0.20)	$(0.40)	$(0.42)

Average shares outstanding - Basic and diluted	3,832,137	3,799,292	3,824,689	3,763,639

CONTACT:
The Middleton Doll Company
Craig Bald, (262) 347-2904